Exhibit 99.1

For:	J.Crew Group, Inc.

Media Contact:	Owen Blicksilver Public Relations
Owen Blicksilver (516) 742-5950

For Immediate Release

J.CREW NAMES TRACY GARDNER EXECUTIVE VICE PRESIDENT

OF MERCHANDISING, PLANNING & PRODUCTION

NEW YORK (January 27, 2004)—J.Crew Group, Inc. today announced that Tracy Gardner has been appointed Executive Vice President of Merchandising, Planning & Production, effective in early March. She will report to Millard Drexler, Chairman and CEO.

Ms. Gardner (39) joins J.Crew with extensive leadership experience in merchandising. Prior to joining J.Crew, Ms. Gardner was Senior Vice President of Men’s and Women’s Merchandising for GAP brand.

Ms. Gardner began her career in fashion merchandising at Neiman Marcus and Saks Fifth Avenue. She later served for four years at Lands’ End, first as a Divisional Merchandise Manager and ultimately as General Merchandise Manager of Adult Apparel. Ms. Gardner subsequently served as Vice President of both Men’s and Women’s Merchandising at Banana Republic.

J.Crew President Jeff Pfeifle stated, “We welcome Tracy to our leadership team and look forward to working with her in what promises to be an exciting period at J.Crew.”

Separately, the company has announced that Scott Gilbertson has resigned as Chief Operating Officer, effective January 31st. He is expected to return to Texas Pacific Group, J.Crew’s majority shareholder.

J.Crew Group, Inc. is a leading retailer of men’s and women’s apparel, shoes and accessories. The Company operates 154 retail stores, the J. Crew catalog business, jcrew.com, and 42 factory outlet stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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